                                                                   EXHIBIT 11.1



                       THE COAST DISTRIBUTION SYSTEM, INC.
                    Computation of Earnings (Loss) Per Share
                             Quarter Ended March 31,




         2001
                                                      Income/ (Loss)             Shares              Per-Share
                                                       (Numerator)           (Denominator)             Amount
                                                        ----------           -------------           ---------
Net loss                                                $  (48,000)
                                                        ----------
Net loss attributable to common shareholders            $  (48,000)
                                                        ==========
Basic and diluted loss per share                        $  (48,000)             4,339,823            $    (0.01)
                                                        ==========              =========            ==========


         2000
                                                      Income/ (Loss)             Shares              Per-Share
                                                       (Numerator)           (Denominator)             Amount
                                                        ----------           -------------           ---------

Net earnings                                            $  413,000
                                                        ----------
Net earnings available to common shareholders           $  413,000
                                                        ==========
Basic and diluted loss per share                        $  413,000              4,314,804            $     0.10
                                                        ==========              =========            ==========